Exhibit 99.3

August 2, 2018

The Board of Directors of

Versartis, Inc.

1020 Marsh Road

Menlo Park, CA 94025

Re: Registration Statement on Form S-4 of Versartis, Inc.

Members of the Board:

Reference is made to our opinion letter, dated June 2, 2018, with respect to the fairness, from a financial point of view, to Versartis, Inc. (“Versartis”), of the Exchange Ratio (as defined in our opinion letter) to be paid by Versartis in the Merger (as defined in our opinion letter) pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Aravive Biologics, Inc. and Velo Merger Sub, Inc., a wholly-owned subsidiary of Versartis.

The foregoing opinion letter was provided for the information and assistance of the board of directors of Versartis in connection with its consideration of the Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Versartis has requested to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the inclusion of our opinion included as Annex C to the proxy statement/prospectus/information statement included in the Registration Statement and to the references to our firm name and opinion under the captions “Prospectus Summary — Opinion of Financial Advisor to the Versartis Board of Directors,” “The Merger — Background of the Merger,” “The Merger — Versartis Reasons for the Merger” and “The Merger — Opinion of the Financial Advisor to the Versartis Board of Directors” in such proxy statement/prospectus/information statement. In giving our consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ COWEN AND COMPANY, LLC